EXHIBIT 10.12

TENTH AMENDMENT TO LOAN AGREEMENT

This TENTH AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is entered into as of March 31, 2016 (the “Tenth Amendment Effective Date”), among MEXCO ENERGY CORPORATION, FORMAN ENERGY CORPORATION, SOUTHWEST TEXAS DISPOSAL CORPORATION and TBO OIL & GAS, LLC (collectively, “Borrowers” and each, individually, a “Borrower”) and BANK OF AMERICA, N.A. (“Bank”).

WHEREAS, Borrowers and Bank are parties to that certain Loan Agreement dated as of December 31, 2008, as amended by First Amendment to Loan Agreement dated as of December 28, 2009, Second Amendment to Loan Agreement dated as of March 1, 2010, Third Amendment to Loan Agreement dated as of September 30, 2010, Fourth Amendment to Loan Agreement dated as of October 22, 2010, Fifth Amendment to Loan Agreement dated as of December 28, 2011, Sixth Amendment to Loan Agreement dated as of October 22, 2012, Seventh Amendment to Loan Agreement dated as of October 25, 2013, Eighth Amendment to Loan Agreement dated as of September 10, 2014, and Ninth Amendment to Loan Agreement dated as of February 13, 2015 (as so amended, the “Loan Agreement”);

WHEREAS, Borrowers have requested that Bank amend the Loan Agreement as hereinafter provided;

WHEREAS, by that certain letter from Bank to Borrowers dated April 11, 2016, Borrowers were notified of the occurrence of an event of default under the Loan Agreement as a result of the failure by Borrowers to maintain the minimum Tangible Net Worth required under Section 7.3 of the Loan Agreement for the period ended December 31, 2015 (the “Existing Event of Default”);

WHEREAS, Borrowers have requested that Bank waive and rescind the Existing Event of Default;

WHEREAS, subject to the terms and conditions set forth herein, Bank is willing to agree to such amendments and to waive and rescind the Existing Event of Default (the “Waiver”); and

WHEREAS, Borrowers and Bank acknowledge that the terms of this Amendment constitute an amendment and modification of, and not a novation of, the Loan Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions. Unless otherwise defined in this Amendment, terms used in this Amendment that are defined in the Loan Agreement shall have the meanings assigned to such terms in the Loan Agreement.

SECTION 2. Amendments to the Loan Agreement. Subject to satisfaction of the conditions of effectiveness set forth in Section 3 of this Amendment, the parties hereto agree that:

(a) Section 1.3 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

1.3 Borrowing Base.

(a) Borrowing Base Standards. The “Borrowing Base” shall represent Bank’s determination, in its sole discretion, of the loan amount that may be supported by Bank’s evaluation of the proved oil and gas properties of Borrowers. The determination of the Borrowing Base will be made in accordance with then-current practices, economic and pricing parameters, methodology, assumptions, and customary procedures and standards established by Bank from time to time for its petroleum industry customers including without limitation (i) an analysis of such reserve and production data with respect to all of the proved oil and gas properties of Borrowers as is provided to Bank in accordance herewith, (ii) an analysis of the assets, liabilities, cash flow, business, properties, prospects, management and ownership of Borrowers, (iii) Borrowers’ commodity hedging transactions, and (iv) such other credit factors consistently applied as Bank customarily considers in evaluating similar oil and gas credit facilities. Borrowers and Bank acknowledge that due to the uncertainties of the oil and gas extraction process, the oil and gas properties of Borrowers are not subject to evaluation with a high degree of accuracy and are subject to potential rapid deterioration in value, the determination of the loan amount will be less than the total present value of the proved oil and gas properties of Borrower, which Borrowers’ acknowledge to be essential for the adequate protection of Bank. Without limiting the foregoing, Bank may exclude any oil and gas reserves or portion of production therefrom or any income from any other property from the Borrowing Base, at any time, because title information is not satisfactory, such oil and gas reserves are not subject to a lien in favor of Bank or such oil and gas reserves are not in “pay” status. The Borrowing Base shall be set at $5,570,000 as of June 20, 2016.

(b) Periodic Redeterminations of Borrowing Base.

(i) The Borrowing Base shall be redetermined as of July 30 and January 31 of each year until the Facility No. 1 Expiration Date. On or before June 30 of each year, Borrowers shall furnish Bank an acceptable engineering report audited by an independent petroleum engineer acceptable to Bank (and Bank hereby approves Joe C. Neal & Associates as an acceptable independent petroleum engineer) as of the preceding March 31 covering all of the proved oil and gas properties of Borrowers. On or before December 30 of each year, Borrowers shall furnish Bank an acceptable engineering report as of the preceding September 30 prepared by Borrowers’ engineer and certified by an authorized officer of Borrowers covering all of the proved oil and gas properties of Borrowers. Upon receipt of each such engineering report, Bank shall make a determination of the Borrowing Base which shall become effective upon written notification from Bank to Borrower, and which, subject to the other provisions of this Agreement, shall be the Borrowing Base until the effective date of the next redetermination as provided in this Section 1.3.

(ii) In the event that Borrowers do not furnish to Bank an engineering report by the dates specified in Section 1.3(b)(i), then Bank may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time to time thereafter in its sole discretion until Bank receives the relevant engineering report, whereupon Bank shall redetermine the Borrowing Base as otherwise specified in this Section 1.3.

(c) Special Redeterminations of Borrowing Base. Special determinations of the Borrowing Base may be requested by Bank at any time during the term hereof. If any special determination is requested by Bank, Borrowers will provide Bank with engineering data for the oil and gas reserves updated from the most recent engineering report furnished to Bank, as soon as is reasonably possible following the request, but in no event later than thirty (30) days after such request. The determination whether to increase or decrease the Borrowing shall be made in accordance with the standards set forth in Section 1.3(a). In the event of any special determination of the Borrowing Base pursuant to this Section, Bank in the exercise of its discretion may suspend the next regularly scheduled determination of the Borrowing Base.

(d) Borrowing Base Deficiency.

(i) If the Total Exposure of Bank exceeds the amount of the Borrowing Base because of a periodic or special determination made pursuant to Section 1.3(b) or Section 1.3(c), then Bank shall send a Borrowing Base deficiency notice to Borrowers, and Borrowers shall within ten (10) days following receipt of such Borrowing Base deficiency notice elect whether to (A) prepay an amount which would, if prepaid immediately, reduce the Total Exposure of Bank to the amount of the Borrowing Base, (B) execute one or more mortgages or deeds of trust covering such other oil and gas properties not previously taken into account in the determination of the Borrowing Base as are acceptable to Bank having present values which, in the opinion of Bank, based upon Bank’s evaluation of the engineering data provided it, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the Total Exposure of Bank, or (C) do any combination of the foregoing as is acceptable to Bank. If Borrowers fail to make an election within ten (10) days after Borrowers’ receipt of the Borrowing Base deficiency notice, then Borrower shall be deemed to have selected the prepayment option specified in clause (A) above. Within ten (10) days after receipt of a Borrowing Base deficiency notice from Bank or, if earlier, notification from Bank that a Borrowing Base deficiency is expected, Borrowers shall deliver to Bank a plan in form and substance satisfactory to Bank with respect to how such Borrowing Base deficiency or expected Borrowing Base deficiency is to be cured. As used herein, “Total Exposure” means, as of any date, the aggregate outstanding loans hereunder plus the aggregate undrawn amount of letters of credit issued hereunder plus the aggregate of all amounts that remain unreimbursed by Borrowers with respect to letters of credit issued hereunder, in each case, as of such date. Any payments made hereunder shall be applied to the loans then outstanding hereunder and, once all loans have been prepaid, any excess shall be utilized to cash collateralize exposure under letters of credit issued hereunder.

(ii) Borrowers shall deliver such prepayments or mortgages or deeds of trust of additional oil and gas properties in accordance with its election (or deemed election) pursuant to Section 1.3(d)(i) as follows:

(A) Prepayment Elections. If Borrowers elect (or are deemed to have elected) to prepay an amount in accordance with Section 1.3(d)(i)(A) above, then Borrowers may make such prepayment in one installment within thirty (30) days after Borrower’s receipt of the Borrowing Base deficiency notice or, provided no default or events of default has occurred and is continuing hereunder, in three (3) equal consecutive monthly installments beginning within thirty (30) days after Borrowers’ receipt of the Borrowing Base deficiency notice and continuing on the same day of each month thereafter.

(B) Elections to Mortgage Additional Oil and Gas Properties. If Borrowers elect to mortgage additional oil and gas properties in accordance with Section 1.3(d)(i)(B) above, then (1) such properties shall be acceptable to Bank with values determined by Bank in accordance with this Section 1.3 and (2) the applicable Borrower(s) shall execute, acknowledge and deliver to Bank one or more mortgages or deeds of trust within thirty (30) days after Borrowers’ receipt of the Borrowing Base deficiency notice (or such longer time as determined by Bank); provided, however (x) if none of the additional oil and gas properties offered by Borrowers are acceptable to Bank, Borrowers shall be deemed to have elected the prepayment option specified in Section 1.3(d)(i)(A) (and Borrowers shall make such prepayment in accordance with Section 1.3(d)(ii)(A)); and (y) if the aggregate present values of additional oil and gas properties which are acceptable to Bank are insufficient to eliminate the Borrowing Base deficiency, then Borrowers shall be deemed to have selected the option specified in Section 1.3(d)(i)(C) (and Borrowers shall make prepayment and deliver one or more mortgages or deeds of trust as provided in Section 1.3(d)(ii)(C)). Together with such mortgages and deeds of trust, Borrowers shall deliver to Bank title opinions and/or other title information and data acceptable to Bank such that Bank shall have received, together with the title information previously delivered to Bank, acceptable title information regarding the proved developed producing and proved developed non-producing oil and gas properties of Borrowers that in the aggregate represent not less than 80% of the PV10 value reported in the then most recent engineering report delivered to Bank hereunder (the “PV10 Value”) of all proved developed producing and proved developed non-producing oil and gas properties evaluated in the most recent engineering report delivered to Bank and that are subject to a lien in favor of Bank.

(C) Combination Elections. If Borrowers elect (or are deemed to have elected) to eliminate the Borrowing Base deficiency by a combination of prepayment and mortgaging of additional oil and gas properties in accordance with Section 1.3(d)(i)(C), then within thirty (30) days after Borrowers’ receipt of the Borrowing Base deficiency notice (or such longer time as determined by Bank), the applicable Borrower(s) shall execute, acknowledge and deliver to Bank one or more mortgages or deeds of trust covering such additional oil and gas properties and pay Bank the amount by which the Borrowing Base deficiency exceeds the present values of such additional oil and gas properties in one installment within thirty (30) days after Borrower’s receipt of the Borrowing Base deficiency notice or, provided no default or event of default has occurred and is continuing hereunder, in three (3) equal consecutive monthly installments beginning within thirty (30) days after Borrowers’ receipt of the Borrowing Base deficiency notice and continuing on the same day of each month thereafter.

(b) Section 1.4 of the Loan Agreement is hereby amended to add new subsection (d) to read as follows:

(d) To the extent any Borrower sells or otherwise disposes of any of its oil and gas properties, including, without limitation, any oil and gas property that is subject to a lien in favor of Bank, Borrower shall prepay the loans and, if necessary, cash collateralize exposure under letters of credit issued hereunder, in an amount equal to 100% of the aggregate net proceeds received therefrom, which shall result in an immediate and permanent reduction of the Borrowing Base on a dollar-for-dollar basis.

(c) Section 1.5(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(a) The interest rate is a rate per year equal to the lesser of (i) the LIBOR Daily Floating Rate, plus 3.00 percentage points, or (ii) the maximum lawful rate of interest permitted under applicable usury laws, now or hereafter enacted (the “Maximum Rate”).

(d) Section 4.2(a) of the Loan Agreement is hereby amended to add the following at the end thereof:

Notwithstanding the foregoing, any telephonic notice for loan advances honored by Bank must be confirmed immediately by delivery to Bank of a written loan advance request.

(e) Section 6 of the Loan Agreement is hereby amended to add new Section 6.15 to read as follows:

6.15 OFAC. Neither any Borrower nor, to the knowledge of Borrowers, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction. As used herein, (x) “Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction; (y) “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury; and (z) “Sanctions” means any international economic sanction administered or enforced by OFAC or other relevant sanctions authority of the United States of America.

(f) Section 6 of the Loan Agreement is hereby amended to add new Section 6.16 to read as follows:

6.16 Anti-Corruption Laws. Borrowers have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(g) Sections 7.2(f) and (g) of the Loan Agreement are hereby amended to add “in the form of Exhibit A attached hereto” after each reference to “compliance certificate.”

(h) Section 7.2 of the Loan Agreement is hereby amended to add the following new subsections to read as follows:

(i) Within 100 days after the end of each fiscal year, Borrowers shall deliver to Bank a budget in form and substance satisfactory to Bank, with respect to the fiscal year in which such budget is delivered.

(j) Within 10 days after the end of each month, Borrowers shall deliver to Bank an operating report in form and substance satisfactory to Bank, which shall include cash inflows and outflows for such month and shall be prepared on a week-by-week basis for such month, certified and dated by an authorized financial officer of Borrowers.

(k) Together with the annual and quarterly financial statements delivered under Sections 7.2(a) and (b) hereof, an accounts payable aging report in form and substance satisfactory to Bank.

(i) Section 7.3 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

7.3 Financial Covenants.

(a) Minimum EBITDA: EBITDA shall initially be measured on a cumulative fiscal year to date basis and shall be at least $100,000 for the two fiscal quarters ending September 30, 2016, $300,000 for the three fiscal quarters ending December 31, 2016, $500,000 for the four fiscal quarters ending March 31, 2017, and $650,000 for each trailing four fiscal quarter period thereafter. As used herein, (x) “EBITDA” means, for any period, an amount equal to (a) net income (excluding any non-cash revenue or expense associated with hedging transactions resulting from ASC 815 and any non-cash charges attributable to the application of ASC 410) plus without duplication (b) the sum of the following to the extent deducted in the calculation of net income: (i) Interest Expense; (ii) income taxes; (iii) depreciation; (iv) depletion; (v) amortization; (vi) extraordinary losses determined in accordance with GAAP; and (vii) other non-recurring expenses reducing such net income which do not represent a cash item in such period or any future period, minus without duplication (c) the sum of the following to the extent included in the calculation of net income: (i) income tax credits; (ii) extraordinary gains determined in accordance with GAAP; (iii) gains on the sale of assets; and (iv) all non-recurring, non-cash items increasing net income, in each case, of Borrowers and their subsidiaries on a consolidated basis in accordance with GAAP; (y) “ASC 410” means the Accounting Standards Codification No. 410 (Asset Retirement and Environmental Obligations), as issued by the Financial Accounting Standards Board, as amended; and (z) “ASC 815” means the Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board, as amended.

(b) Minimum Interest Coverage Ratio (EBITDA/Interest Expense) of at least 1.25 to 1.00 for the fiscal quarter ending June 30, 2016 and at least 2.00 to 1.00 for the two fiscal quarters ending September 30, 2016 and each period thereafter. EBITDA and Interest Expense will be measured on a cumulative fiscal year to date basis for each of the fiscal quarters ending September 30, 2016, and December 31, 2016. Commencing with the fiscal quarter ending March 31, 2017, EBITDA and Interest Expense shall be measured with respect to the trailing four fiscal quarters. As used herein, “Interest Expense” means, for any period, the interest expense of Borrowers and their subsidiaries on a consolidated basis in accordance with GAAP.

(j) Section 7.11 of the Loan Agreement is hereby amended to add the following new subsections to read as follows:

(f) Neither any Borrower nor any of its subsidiaries shall enter into any transaction of any kind with any affiliate of any Borrower or any of its subsidiaries, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower or such subsidiary as would be obtainable by such Borrower or such subsidiary at the time in a comparable arm’s length transaction with a person or entity other than any of its affiliates.

(g) No Borrower shall, directly or indirectly, use the proceeds of any loan or letter of credit issued hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by an individual or entity of Sanctions.

(h) No Borrower shall, directly or indirectly, use the proceeds of any loan or letter of credit issued hereunder for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

(k) Section 7.13 of the Loan Agreement is hereby amended to add new subsection (d) to read as follows:

(d) If any portion of any collateral securing Borrowers’ obligations hereunder is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then Borrowers shall (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to mandatory federal flood insurance requirements and (ii) deliver to Bank evidence of such compliance in form and substance reasonably acceptable to Bank.

(l) Section 7.19 of the Loan Agreement is hereby amended and restated as follows:

7.19 Bank as Sole Depository

To maintain Bank as its sole depository bank, including for the maintenance of all business, cash management, operating and administrative deposit accounts.

(m) Section 7 of the Loan Agreement is hereby amended to add new Section 7.21 to read as follows:

7.21 Mortgage and Title Requirements.

(a) To secure full and complete payment and performance of the indebtedness hereunder, Borrowers shall grant a first priority lien (subject to liens permitted hereunder) against the oil and gas properties of Borrower to the extent set forth below pursuant to terms of one or more mortgages or deeds of trust. Borrowers covenant that the aggregate PV10 Value of all proved developed producing and proved developed non-producing oil and gas properties of Borrowers subject to a lien in favor of Bank shall at all times be not less than 80% of the aggregate PV10 Value of all proved developed producing and proved developed non-producing oil and gas properties of Borrowers. Within thirty (30) days (or such longer time as determined by Bank) after Bank advises Borrowers of the failure to so achieve such percentage and the percentage shortfall thereof, Borrowers shall execute such mortgages or deeds of trust covering additional oil and gas properties sufficient to cover such shortfall.

(b) Without limitation of any other requirements contained in this Agreement, Borrowers shall, upon request by Bank, deliver to Bank title opinions and/or other title information and data acceptable to Bank regarding the oil and gas properties of Borrowers that in the aggregate represent not less than 80% of the PV10 Value of all proved developed producing and proved developed non-producing oil and gas properties of Borrowers evaluated in the most recent engineering report delivered to Bank and that are subject to a lien in favor of Bank.

(n) Section 9 of the Loan Agreement is hereby amended to add new Section 9.15 to read as follows:

9.15 Change of Control. The occurrence of any Change of Control. As used herein, “Change of Control” means any event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Nicholas C. Taylor or Howard Cox becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of Mexco entitled to vote for members of the board of directors or equivalent governing body of Mexco on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Mexco cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) Mexco shall cease for any reason to have record and beneficial ownership, directly or indirectly, of 100% of the equity interests in Forman, Southwest Texas Disposal Corporation (“SWTDC”) or TBO Oil & Gas, LLC (“TBO”) entitled to vote for the board of directors, managers or other applicable governing body thereof.

(o) The Loan Agreement is hereby amended to add an Exhibit A in the form of Exhibit A attached hereto.

SECTION 3. Conditions of Effectiveness. The amendments set forth in Section 2 of this Amendment, as well as any other terms and conditions set forth herein, shall be effective as of date first above written, provided that Bank shall have received the following, which, in each case, shall be in form and substance satisfactory to Bank:

(a) a counterpart of this Amendment executed by each Borrower and Bank;

(b) one or more security agreements covering all personal property assets of each Borrower;

(c) one or more pledge agreements in form and substance satisfactory to Bank covering 100% of the equity interests in SWTDC and TBO Oil & Gas, LLC (“TBO”), together with original stock certificates and stock powers executed in blank, as applicable;

(d) satisfactory results of UCC lien searches with respect to each Borrower;

(e) a current organizational chart of Borrowers and their subsidiaries;

(f) a succession plan for Borrowers in form and substance satisfactory to Bank in the event of the death of Nicholas C. Taylor;

(g) all fees and expenses required to be paid pursuant to the Loan Agreement, including, without limitation, the fees and expenses of Winstead PC; and

(h) such other certificates, documents, consents or opinions as Bank reasonably may require.

SECTION 4. Post-Closing. Borrowers shall prepare or obtain, as the case may be, and deliver to Bank, (a) within 14 days of the closing date of this Amendment, a perfection certificate in form and substance satisfactory to Bank regarding the assets of Borrowers; and (b) on or before July 30, 2016, one or more deeds of trust or mortgages in form and substance satisfactory to Bank covering such oil and gas properties of Borrowers as required under Section 7.21(a) of the Loan Agreement, as amended hereby.

SECTION 5. Limited Waiver. Subject to the terms and conditions hereof and upon satisfaction of the conditions set forth in Section 3, and effective as of December 31, 2015, Bank hereby agrees to the Waiver. Except as expressly stated herein, the Waiver shall not be construed as a consent to or waiver of any default, event of default or breach which may now exist or hereafter occur or any violation of any term, covenant or provision of the Loan Agreement or any other document executed in connection therewith. All rights and remedies of Bank are hereby expressly reserved with respect to any such default, event of default or breach. The Waiver does not affect or diminish the right of Bank to require strict performance by Borrower or each other guarantor of each provision of the Loan Agreement and each other document executed in connection therewith to which it is a party, except as expressly provided herein, and shall not be construed as a course of dealing between Bank and any Borrower or guarantor. All terms and provisions of, and all rights and remedies of Bank under, the Loan Agreement and each other document executed in connection therewith shall continue in full force and effect and are hereby confirmed and ratified in all respects.

SECTION 6. Acknowledgment and Ratification. As a material inducement to Bank to execute and deliver this Amendment, each Borrower acknowledges and agrees that the execution, delivery, and performance of this Amendment shall, except as expressly provided herein, in no way release, diminish, impair, reduce, or otherwise affect the obligations of any Borrower under the Loan Agreement and each other document executed in connection therewith, which documents shall remain in full force and effect.

SECTION 7. Borrowers’ Representations and Warranties. As a material inducement to Bank to execute and deliver this Amendment, each Borrower represents and warrants to Bank (with the knowledge and intent that Bank is relying upon the same in entering into this Amendment) that, as of the date of its execution of this Amendment:

(a) This Amendment, the Loan Agreement and each of the other documents executed in connection therewith to which such Borrower is a party, have each been duly executed and delivered by such Borrower’s duly authorized officers and constitute the valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy and insolvency laws and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

(b) The representations and warranties set forth in Section 6 of the Loan Agreement are true and correct in all material respects, after giving effect to this Amendment, as if made on and as of the Tenth Amendment Effective Date (except to the extent such representations and warranties relate solely to an earlier date, in which case, they are true and correct in all material respects as of such date).

(c) At the time of and after giving effect to this Amendment, no default or event of default under the Loan Agreement exists.

(d) The execution, delivery and performance of this Amendment are within such Borrower’s corporate or limited liability company power, as the case may be, have been duly authorized, are not in contravention of any law applicable to such Borrower or the terms of such Borrower’s organizational documents and, except as have been previously obtained, do not require the consent or approval of any governmental authority or any other person or entity except to the extent that such consent or approval is not material to the transactions contemplated by this Amendment.

SECTION 8. Bank Makes No Representations or Warranties. By execution of this Amendment, Bank does not (a) make any representation or warranty or assume any responsibility with respect to any statements, warranties, or representations made in or in connection with the Loan Agreement or the other documents executed in connection therewith or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Amendment, the Loan Agreement, the other documents executed in connection therewith or any other instrument or document furnished pursuant thereto, or (b) make any representation or warranty or assume any responsibility with respect to the financial condition of any Borrower or any other person or entity or the performance or observance by such person or entity of any of their obligations under the Loan Agreement or the other documents executed in connection therewith, or any other instrument or document furnished pursuant thereto.

SECTION 9. Effect of Amendment. This Amendment (a) except as expressly provided herein, shall not be deemed to be a consent to the modification or a waiver of any other term or condition of the Loan Agreement or any other document executed in connection therewith or any of the instruments or agreements referred to therein, (b) shall not prejudice any right or rights which Bank may now or hereafter have under or in connection with the Loan Agreement or any other document executed in connection therewith, and (c) except as expressly provided herein, shall not be deemed to be a waiver of any existing or future default or event of default under the Loan Agreement or any other document executed in connection therewith.

SECTION 10. Release. As a material part of the consideration for Bank entering into this Amendment, each Borrower (collectively “Releasor”) agrees as follows (the “Release Provision”):

(a) RELEASOR HEREBY RELEASES AND FOREVER DISCHARGES BANK AND ITS PREDECESSORS, SUCCESSORS, ASSIGNS, OFFICERS, MANAGERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, ATTORNEYS, REPRESENTATIVES, PARENT CORPORATIONS, SUBSIDIARIES, AND AFFILIATES (HEREINAFTER ALL OF THE ABOVE COLLECTIVELY REFERRED TO AS “RELEASED PARTIES”) JOINTLY AND SEVERALLY FROM ANY AND ALL CLAIMS, COUNTERCLAIMS, DEMANDS, DAMAGES, DEBTS, AGREEMENTS, COVENANTS, SUITS, CONTRACTS, OBLIGATIONS, LIABILITIES, ACCOUNTS, OFFSETS, RIGHTS, ACTIONS, AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER OCCURRING PRIOR TO THE DATE HEREOF, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS, DEMANDS, AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY, WHETHER ARISING AT LAW OR IN EQUITY, PRESENTLY POSSESSED, WHETHER KNOWN OR UNKNOWN, WHETHER LIABILITY BE DIRECT OR INDIRECT, LIQUIDATED OR UNLIQUIDATED, PRESENTLY ACCRUED, WHETHER ABSOLUTE OR CONTINGENT, FORESEEN OR UNFORESEEN, AND WHETHER OR NOT HERETOFORE ASSERTED (“CLAIMS”), WHICH RELEASOR MAY HAVE OR CLAIM TO HAVE AGAINST ANY RELEASED PARTIES.

(b) Releasor agrees not to sue any Released Parties or in any way assist any other person or entity in suing any Released Parties with respect to any Claim released herein. The Release Provision may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the release contained herein.

(c) Releasor acknowledges, warrants, and represents to Released Parties that:

(i) Releasor has read and understands the effect of the Release Provision. Releasor has had the assistance of independent counsel of its own choice, or has had the opportunity to retain such independent counsel, in reviewing, discussing, and considering all the terms of the Release Provision; and if counsel was retained, counsel for Releasor has read and considered the Release Provision and advised Releasor to execute the same. Before execution of this Amendment, Releasor has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of the Release Provision.

(ii) Releasor is not acting in reliance on any representation, understanding, or agreement not expressly set forth herein. Releasor acknowledges that Released Parties have not made any representation with respect to the Release Provision except as expressly set forth herein.

(ii) Releasor has executed this Amendment and the Release Provision thereof as its free and voluntary act, without any duress, coercion, or undue influence exerted by or on behalf of any person or entity.

(iii) Releasor is the sole owner of the Claims released by the Release Provision, and Releasor has not heretofore conveyed or assigned any interest in any such Claims to any other person or entity.

(d) Releasor understands that the Release Provision was a material consideration in the agreement of Bank to enter into this Amendment.

(e) It is the express intent of Releasor that the release and discharge set forth in the Release Provision be construed as broadly as possible in favor of the Released Parties so as to foreclose forever the assertion by Releasor of any claims released hereby against Released Parties.

(f) If any term, provision, covenant, or condition of the Release Provision is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the remainder of the provisions shall remain in full force and effect.

SECTION 11. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE LOAN AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF BANK IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF.

SECTION 12. Miscellaneous. This Amendment shall be governed by, and construed in accordance with, the Law of the State of Texas. The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof. This Amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart. This Amendment, and any documents required or requested to be delivered pursuant to Section 3 hereof, may be delivered by facsimile or pdf transmission of the relevant signature pages hereof and thereof, as applicable.

SECTION 13. Ratification. Each Borrower ratifies and acknowledges that the Loan Agreement and each other document executed in connection therewith to which it is a party are valid, subsisting and enforceable.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date and year first above written.

BORROWERS:

MEXCO ENERGY CORPORATION

By:	/s/ Nicholas C. Taylor
Nicholas C. Taylor
Chairman of the Board and
Chief Executive Officer

FORMAN ENERGY CORPORATION

By:	/s/ Nicholas C. Taylor
Nicholas C. Taylor
Chairman of the Board and
Chief Executive Officer

SOUTHWEST TEXAS DISPOSAL CORPORATION

By:	/s/ Nicholas C. Taylor
Nicholas C. Taylor
Chairman of the Board and
Chief Executive Officer

TBO OIL & GAS, LLC

By:	/s/ Nicholas C. Taylor
Nicholas C. Taylor
Chairman of the Board and
Chief Executive Officer

BANK:

BANK OF AMERICA, N.A.

By:	/s/ Edna Aguilar Mitchell
Edna Aguilar Mitchell
Director

EXHIBIT A

FORM OF

COMPLIANCE CERTIFICATE

Financial Statement Date __________

To: Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to the Loan Agreement dated as of December 31, 2008 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Loan Agreement”) among Mexco Energy Corporation, Forman Energy Corporation, Southwest Texas Disposal Corporation and TBO Oil & Gas, LLC (collectively “Borrowers” and each, individually, a “Borrower”) and Bank of America, N.A. (“Bank”) (capitalized terms used herein have the meanings attributed thereto in the Loan Agreement unless otherwise defined herein). The undersigned, in his/her capacity as an authorized financial officer of Borrowers, certifies as follows:

[Use following paragraph 1 for fiscal year-end financial statements]

1. [Attached hereto as Schedule I are the consolidated financial statements of Borrowers and their consolidated subsidiaries as at the fiscal year ended [__________], all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a certified public accountant acceptable to Bank, which report and opinion has been prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.]

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. [Attached hereto as Schedule I are the consolidated financial statements of Borrowers and their consolidated subsidiaries as at the fiscal quarter ended [__________], all in reasonable detail each of which fairly present in all material respects the financial condition, results of operations, shareholders’ or members’ equity and cash flows of Borrowers and their consolidated subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.]

2. During such fiscal period, except as otherwise disclosed to Bank in writing, no default or event of default under the Loan Agreement has occurred and is continuing.1

3. Attached hereto as Schedule II are the computations of the financial covenants contained in Section 7.3 of the Loan Agreement.

4. Attached hereto a Schedule III is the accounts payable aging report required by Section 7.2(k) of the Loan Agreement.

1 If unable to provide the foregoing certification, fully describe the reasons therefor, the circumstances thereof, the covenants or conditions which have not been performed/observed and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.

Schedule I to

Compliance Certificate

CONSOLIDATED FINANCIAL STATEMENTS

Schedule II to

Compliance Certificate

FINANCIAL COVENANTS

Section 7.3(a) – Minimum EBITDA (calculated in accordance with the Loan Agreement)
1. EBITDA	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	[Cumulative fiscal year to date][Trailing four fiscal quarters]
a. Net income	$—	$—	$—	$—		$—
b. Interest Expense	$—	$—	$—	$—		$—
c. Income taxes	$—	$—	$—	$—		$—
d. Depreciation	$—	$—	$—	$—		$—
e. Depletion	$—	$—	$—	$—		$—
f. Amortization	$—	$—	$—	$—		$—
g. Extraordinary losses	$—	$—	$—	$—		$—
h. Other non-recurring expenses	$—	$—	$—	$—		$—
i. Income tax credits	$—	$—	$—	$—		$—
j. Extraordinary gains	$—	$—	$—	$—		$—
k. Gains on the sale of assets	$—	$—	$—	$—		$—
l. Non-recurring, non-cash items increasing net income	$—	$—	$—	$—		$—
2. EBITDA (Line 1.a + (Line 1.b + Line 1.c + Line 1.d + Line 1.e + Line 1.f + Line 1.g + Line 1.h) – (Line 1.i + Line 1.j + Line 1.k + Line 1.l))	$—	$—	$—	$—		$—
3. Minimum EBITDA					$	[100,000]
					$	[300,000]
					$	[500,000]
					$	[650,000]
4. In compliance						[Yes][No]
Section 7.3(b) – Minimum Interest Coverage Ratio (calculated in accordance with the Loan Agreement)
5. Interest Coverage Ratio (Line 2 / Line 1(b))						_____ to 1.00
6. Minimum Interest Coverage Ratio						[1.25] to 1.00
[2.00] to 1.00
7. In compliance						[Yes][No]

Schedule III to

Compliance Certificate

ACCOUNTS PAYABLE AGING REPORT

Annex A to

Compliance Certificate

DEFAULTS

IN WITNESS WHEREOF, the undersigned, in his/her capacity as an authorized financial officer of Borrowers, has executed this certificate for and on behalf of Borrowers and has caused this certificate to be delivered this _____ day of _______________, 201__.

MEXCO ENERGY CORPORATION

By:
Name:
Title:

FORMAN ENERGY CORPORATION

By:
Name:
Title:

SOUTHWEST TEXAS DISPOSAL CORPORATION

By:
Name:
Title:

TBO OIL & GAS, LLC

By:
Name:
Title: